EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-103091 on Form S-8 and Registration Statement No. 333-211399 on Form S-8 of Landmark Bancorp, Inc. of our report dated March 14, 2019, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Oak Brook, Illinois
March 14, 2019